EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated January 30, 1998, which appears on page 17 of the 1997 Annual Report to Shareholders of Aetrium Incorporated, which is incorporated by reference in Aetrium Incorporated's Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 19 of such Annual Report on Form 10-K. We also consent to the reference to us under the headings "Experts" in such Prospectus.


/s/ PRICE WATERHOUSE LLP

PRICE WATERHOUSE LLP
Minneapolis, Minnesota
April 3, 1998